FOR IMMEDIATE RELEASE	Contact:	Douglas Barton
	Phone:	717-721-5267

ENB Financial Corp Reports Third Quarter 2026 Results

(October 22, 2026) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), reports net income for the third quarter of 2026 of $6,913,000, a $994,000, or 16.8% increase, over the $5,919,000 earned during the third quarter of 2025. Net income for the nine months ended September 30, 2026, was $16,641,000, a $596,000, or 3.7% increase, over the $16,045,000 earned for the nine months ended September 30, 2025. Basic and diluted earnings per share for the third quarter of 2026 and 2025 were $1.21 and $1.04, and year-to-date earnings per share were $2.92 in 2026 compared to $2.83 in 2025.

On February 1, 2026, the Corporation completed its acquisition of Cecil Bancorp (“Cecil”) and its wholly-owned subsidiary, Cecil Bank, which impacted the Corporation’s balance sheet and earnings for 2026. The fair value of the net assets acquired totaled $24,617,000, including net loans of $147,400,000 and deposits of $186,384,000. Included in net income was $6,000 and $3,032,000 of merger and conversion-related expenses, net of taxes, for the three and nine months ended September 30, 2026, and $392,000 for the three and nine months ended September 30, 2025. Adjusted net income* (a non-GAAP measure), excluding merger and conversion-related charges, was $6,919,000 and $6,311,000 for the three months ended September 30, 2026 and 2025, and $19,673,000 and $16,437,000 for the nine months ended September 30, 2026 and 2025. Adjusted diluted earnings per share* (a non-GAAP measure), excluding merger and conversion-related charges, were $1.21 and $3.45 for the three and nine months ended September 30, 2026, and $1.11 and $2.90 for the three and nine months ended September 30, 2025.

*-see reconciliation of non-GAAP measures to GAAP measures on page 5.

The Corporation’s net interest income (NII) increased by $4,078,000, or 22.4%, for the three months ended September 30, 2026, and $9,353,000, or 17.8% for the nine months ended September 30, 2026, compared to the same periods in 2025. Interest income on loans increased by $4,858,000, or 23.5%, and $12,328,000, or 20.6% for the three and nine months ended September 30, 2026, which was favorably impacted by the addition of Cecil’s loans and organic loan growth. Interest income on securities decreased by $1,007,000, or 17.4% and $2,785,000, or 16.2%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025, due to both lower rates earned on securities as well as lower average balances. Interest expense on deposits in both periods declined, despite the addition of Cecil’s deposits, due to lower offered interest rates and management’s strategy to lower the cost of funds, including pricing decisions and calling higher-priced brokered deposits. Interest expense on borrowings in both periods increased principally due to higher levels of subordinated debt, with newly issued subordinated debt at a rate higher than previous issuances and a higher level of borrowings needed to fund loan growth.

The Corporation recorded a release of provision for credit losses of $374,000 in the third quarter of 2026, compared to a provision expense of $20,000 for the third quarter of 2025. For the year-to-date period, provision release was $858,000, compared to a provision expense of $632,000 recorded for the nine months ended September 30, 2025. The provision release recorded in 2026 was primarily related to favorable loan workouts, declines in criticized loans of 44% from December 31, 2025 to September 30, 2026, improvements in the economic outlook, and lowering expected usage of off-balance sheet commitments. The Corporation added $1,998,000 in allowance for credit losses with the acquisition of Cecil. The allowance for credit losses as a percentage of total loans was 1.04% as of September 30, 2026, 1.11% as of December 31, 2025, and 1.12% as of September 30, 2025.

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ENB FINANCIAL CORP

Noninterest income increased by $134,000, or 3.2%, and $1,670,000, or 15.0%, for the three and nine months ended September 30, 2026, compared to the same periods in the prior year. Trust and investment services income increased $278,000, or 33.7%, and $612,000, or 24.7%, for the three and nine months ended September 30, 2026, due to increased estate fees, additional wealth management accounts, and favorable market conditions. Service fees increased $73,000, or 7.7%, and $535,000, or 22.2%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025 due to additional customers and accounts from the Cecil acquisition. Commissions increased $168,000, or 16.2%, and $317,000, or 10.4%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025 due to increased interchange fees with additional customers. The Corporation recorded $23,000 in gains on securities transactions in the third quarter of 2026, compared to $63,000 in the third quarter of 2025. For the year-to-date period, the Corporation recorded $70,000 in gains on securities transactions, compared to $222,000 in losses during the same period in 2025. Losses on security transactions in 2025 were due to strategic sales of investment securities to fund higher yielding loan growth, whereas the gains recognized in 2026 pertained to the liquidation of the Corporation’s bank stock portfolio. Gains on the sale of mortgages decreased by $123,000, or 24.3%, and $5,000, or 0.4%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025, due to slower mortgage market activity as interest rates began to rise. Earnings on bank owned life insurance increased by $11,000, or 3.7%, and $166,000, or 19.6%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025, as death benefits were received related to two former directors in 2026 in the first half of the year.

Total operating expenses increased by $3,357,000, or 22.3%, and $11,667,000 or 26.9%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025. Additional personnel costs, occupancy expenses, and equipment charges that were necessitated by the acquisition were the primary drivers for higher operating expenses in 2026. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $1,294,000, or 14.5%, and $3,376,000, or 13.2%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025. Staffing four additional branches in Cecil County, merit-based increases, incentive accruals, and higher medical insurance costs contributed to the increase. Computer software and data processing costs increased by $593,000, or 34.1%, and $1,663,000 or 31.1%, for the three and nine months ended September 30, 2026, compared to the same periods in 2025, attributable to the evolution of enhanced products and services to meet customers’ needs and increased transaction volumes. Additionally, in the year-to-date period, two operating systems were maintained for the first five months after acquisition, until systems conversion at the of June 2026. The acquisition also resulted in merger and conversion-related expenses of $4,000 for the three months ended September 30, 2026, and $3,722,000 for the nine months ended September 30, 2026, including additional professional services and employee severance payments. This compared to $496,000 for the three and nine months ended September 30, 2025.

The Corporation’s annualized return on average assets (ROA) for the third quarter of 2026 increased to 1.14% from 1.06% and return on average stockholders’ equity (ROE) for the third quarter of 2026 decreased to 15.89%, from 16.60% for the third quarter of 2025. For the nine months ended September 30, 2026, the Corporation’s annualized ROA was 0.93%, compared to 0.97% in 2025, while the ROE was 13.25%, compared to 15.66% in 2025. The declines in both ratios during the nine months ended September 30, 2026 were primarily attributed to the non-recurring merger and conversion-related expenses’ impact on net income.

ENB FINANCIAL CORP

As of September 30, 2026, the Corporation had total assets of $2.40 billion, up 7.8%; gross loans of $1.71 billion, up 15.1%; total deposits of $2.0 billion, up 5.8%; and total stockholders’ equity of $162.2 million, up 6.7%, from balances at September 30, 2025.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary, The Ephrata National Bank. Ephrata National Bank operates from eighteen full-service locations in Lancaster County, southeastern Lebanon County, southern Berks County, Pennsylvania and Cecil County, Maryland with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk and uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

The review period for subsequent events extends up to and includes the filing date of the Corporation’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this earnings release is subject to change.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

				Percent Change
	Sep 30,	Dec 31,	Sep 30,	Sep 30, 2026 vs
Balance Sheet	2026	2025	2025	Dec 31, 2025	Sep 30, 2025

Securities	$535,180	$588,949	$599,943	-9.1%	-10.8%
Total loans held for investment	1,706,152	1,515,745	1,482,275	12.6	15.1
Allowance for credit losses	17,718	16,886	16,637	4.9	6.5
Total assets	2,395,386	2,257,727	2,222,591	6.1	7.8
Deposits	1,994,038	1,873,361	1,884,749	6.4	5.8
Total borrowings	222,794	209,251	170,658	6.5	30.5
Stockholders' equity	162,224	161,054	151,988	0.7	6.7

	Three Months Ended		Nine Months Ended
Income Statement	Sep 30,		Sep 30,
	2026	2025	2026	2025

Net interest income	$22,297	$18,219	$62,007	$52,654
(Release)/provision for credit losses	(374)	20	(858)	632
Noninterest income	4,360	4,226	12,801	11,131
Noninterest expense	18,444	15,087	54,994	43,327
Income before taxes	8,587	7,338	20,672	19,826
Provision for income taxes	1,674	1,419	4,031	3,781
Net income	6,913	5,919	16,641	16,045

Per Share Data
Earnings per share	1.21	1.04	2.92	2.83
Dividends per share	0.18	0.18	0.54	0.54

Earnings Ratios
Return on average assets (ROA)	1.14%	1.06%	0.93%	0.97%
Return on average stockholders equity (ROE)	15.89%	16.60%	13.25%	15.66%
Net Interest margin	3.86%	3.38%	3.61%	3.28%
Efficiency ratio	68.8%	66.9%	73.1%	67.6%

ENB FINANCIAL CORP

Supplemental Reporting of Non-GAAP measures

Management believes providing certain “non-GAAP” financial information will assist readers in their understanding of the effect on recent financial results from non-recurring charges and the impact of intangible assets on our book value per share that resulted from our recent acquisition of Cecil.

Tangible book value per common share and impact of the merger and conversion-related expenses on net income and associated ratios, as used by the Corporation in this supplemental reporting presentation, are determined by methods other than those in accordance with generally accepted accounting principles (“GAAP”). While the Corporation’s management believes this information is a useful supplement to the GAAP-based measures reported, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP-based measure (amounts in thousands, except per share data):

	September 30,	December 31,
	2026	2025
	$	$
Tangible Book Value per Common Share
Stockholders' equity (most directly comparable GAAP-based measure)	162,224	161,054
Less: Goodwill	6,712	—
Core deposit intangible	2,413	—
Related tax effect	(551)	—
Total	8,574	—
Tangible common equity (non-GAAP)	153,650	161,054

Common shares outstanding	5,723	5,693

Book value per share (most directly comparable GAAP-based measure)	28.35	28.29
Intangible assets per share	1.50	—
Tangible book value per share (non-GAAP)	26.85	28.29

ENB FINANCIAL CORP

	Three Months Ended		Nine Months Ended
	Sep 30,		Sep 30,
	2026	2025	2026	2025
	$	$	$	$
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Net income (most directly comparable GAAP-based measure)	6,913	5,919	16,641	16,045
Plus: Merger and conversion related expenses	5	496	3,722	496
Less: Related tax effect	1	(104)	(690)	(104)
Adjusted net income (non-GAAP)	6,919	6,311	19,673	16,437

Weighted average diluted shares outstanding	5,718	5,688	5,706	5,673

Diluted earnings per share (most directly comparable GAAP-based measure)	1.21	1.04	2.92	2.83
Diluted earnings per share, adjusted (non-GAAP)	1.21	1.11	3.45	2.90

Efficiency ratio
Operating expenses (most directly comparable GAAP-based measure)	18,444	15,087	54,994	43,327
Less: Merger and conversion-related expenses	(5)	(496)	(3,722)	(496)
Adjusted operating expenses	18,439	14,591	51,272	42,831
Net interest income on a tax-equivalent basis	22,442	18,323	62,438	52,944
Other operating income (most directly comparable GAAP-based measure)	4,360	4,226	12,801	11,131
Total revenues	26,802	22,549	75,239	64,075
Less: Realized gains (losses) on sales of securities	(5)	81	5	(205)
Total revenues, as adjusted	26,807	22,468	75,234	64,280
Efficiency ratio on GAAP basis (most directly comparable GAAP based measure)	68.8%	66.9%	73.1%	67.6%
Efficiency ratio, as adjusted	68.8%	64.9%	68.2%	66.6%

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